Exhibit 99.1

News Release

Pioneer Natural Resources Reports Third Quarter 2020 Financial and

Operating Results

Dallas, Texas, November 4, 2020 - Pioneer Natural Resources Company (NYSE: PXD) (“Pioneer” or “the Company”) today reported financial and operating results for the quarter ended September 30, 2020. Pioneer reported a third quarter net loss attributable to common stockholders of $20 million, or $0.12 per diluted share. These results include the effects of noncash mark-to-market adjustments and certain other unusual items. Excluding these items, non-GAAP adjusted income for the third quarter was $26 million, or $0.17 per diluted share. Cash flow from operating activities for the third quarter was $391 million.

Highlights

•	Delivered strong third quarter free cash flow[1] of $131 million

•	Averaged third quarter oil production of 201 thousand barrels of oil per day (MBOPD), at the top end of guidance

•	Averaged third quarter production of 355 thousand barrels of oil equivalent per day (MBOEPD), near the top end of guidance

•	Reported capital expenditures[2] of $291 million during the third quarter

•	Announced definitive agreement to acquire Parsley Energy, Inc. (Parsley)

President and CEO Scott D. Sheffield stated, “Pioneer continues to execute at a high level and delivered another strong quarter, generating $131 million of free cash flow1. For the second consecutive quarter, Pioneer increased our 2020 production guidance while keeping capital guidance unchanged, driven by strong operational efficiencies and cost reduction efforts. We continue to improve cash margins, with controllable cash costs being reduced by 25% this year when compared to 2019. Pioneer’s investment framework will be further strengthened in 2021 through our pending acquisition of Parsley Energy. We expect this highly accretive transaction to reduce our reinvestment rate to a range of 65% to 75%, allowing for significant free cash flow generation while maintaining a strong balance sheet. We believe these factors, in addition to our maintenance capital breakeven WTI oil price being in the low thirties, which includes coverage of the base dividend, position Pioneer as the premier independent energy investment.”

Financial Highlights

Pioneer maintains a strong balance sheet, with unrestricted cash on hand at the end of the third quarter of $1.3 billion and net debt of $2.0 billion. The Company had $2.8 billion of liquidity as of September 30, 2020, comprised of $1.3 billion of unrestricted cash and a $1.5 billion unsecured credit facility (undrawn as of September 30, 2020).

During the third quarter, the Company’s drilling, completion and facilities capital expenditures totaled $277 million. The Company’s total capital expenditures2, including water infrastructure, totaled $291 million.

Cash flow from operating activities during the third quarter was $391 million, leading to free cash flow1 of $131 million for the quarter.

Financial Results

For the third quarter, the average realized price for oil was $39.22 per barrel. The average realized price for natural gas liquids (NGLs) was $16.93 per barrel, and the average realized price for gas was $1.74 per thousand cubic feet. These prices exclude the effects of derivatives.

Production costs, including taxes, averaged $6.89 per barrel of oil equivalent (BOE). Depreciation, depletion and amortization (DD&A) expense averaged $12.04 per BOE. Exploration and abandonment costs were $16 million. General and administrative (G&A) expense was $64 million. Interest expense was $34 million. The net cash flow impact related to purchases and sales of oil and gas, including firm transportation, was a loss of $63 million. Other expense was $98 million, or $9 million excluding unusual items3.

Operations Update

Pioneer continued to see strong efficiency gains during the third quarter, enabling the Company to place 37 horizontal wells on production despite lower activity levels earlier in the year. During the first nine months of 2020, drilling operations averaged approximately 1,150 drilled feet per day and completion operations averaged approximately 1,800 completed feet per day, surpassing our strong results for the six months ended June 30, 2020. Pioneer’s well costs continue to benefit from these efficiency gains, leading to additional cost reductions during the quarter of approximately $250 thousand per well, or a reduction of approximately $2 million per well when compared to the Company’s original 2020 budget. The trend of lower well costs continues to significantly improve capital efficiency. Pioneer expects approximately 60% of the achieved well cost savings this year to be sustainable through commodity price cycles.

The Company’s controllable cash costs, inclusive of lease operating expense, G&A and interest expense, continue to trend lower and represent an approximately 25% reduction per BOE in 2020 when compared to 2019. Pioneer’s improved cost structure continues to drive strong margins and provide incremental cash flow. Cash flow is forecasted to improve even further once the pending acquisition of Parsley is completed, and the Company begins to realize the expected annual synergies associated with the acquisition of approximately $325 million.

The Company continues to proactively curtail lower-margin, higher-cost vertical well production in the current commodity price environment, benefiting operating costs. Pioneer curtailed approximately 5.5 MBOPD of net production during the third quarter and expects the same amount to remain curtailed in the current commodity price environment. The majority of the vertical wells associated with this production are expected to be plugged and abandoned and are not expected to return to production. Decisions to curtail production are economically driven and evaluated on a well-by-well basis.

Full-Year 2020 Update

The Company is maintaining its 2020 drilling, completions and facilities capital budget range of $1.3 billion to $1.5 billion, with an additional approximately $100 million budgeted for Pioneer’s differentiated water infrastructure, resulting in a total 2020 capital budget2 range of $1.4 billion to $1.6 billion.

Pioneer is increasing its guidance for 2020 oil production to a range of 209 to 211 MBOPD and total production range of 365 to 369 MBOEPD. The Company continues to monitor the fluid macroeconomic environment and will remain flexible and responsive to changing market conditions to preserve its strong balance sheet.

The Company is currently operating eight horizontal drilling rigs and four frac fleets. The operated drilling rigs include one horizontal drilling rig in the southern joint venture area and one horizontal drilling rig associated with Pioneer’s nine-well DrillCo agreement in the southern joint venture area. Pioneer will continue to evaluate its drilling and completions program on an economic basis, with future activity levels assessed regularly and governed by its reinvestment framework.

Pioneer has redefined its investment proposition to prioritize free cash flow generation and return of capital. This capital allocation framework is intended to create long-term value for shareholders by optimizing the reinvestment of cash flow to accelerate the Company’s free cash flow profile. The acquisition of Parsley is expected to reduce the reinvestment rate from a range of 70% to 80% to a range of 65% to 75%, enhancing the value proposition for shareholders through increased free cash flow generation. Pioneer is targeting a 10% total annual return, inclusive of a strong and growing base dividend4, a variable dividend4 and high-return oil growth. The Company believes this differentiated strategy will position Pioneer to be competitive across sectors.

Pioneer continues to maintain substantial oil derivative coverage in order to protect the balance sheet, providing the Company with operational and financial flexibility. The Company’s financial and derivative mark-to-market results and open derivatives positions are outlined in the attached schedules.

Fourth Quarter 2020 Guidance

Fourth quarter 2020 oil production is forecasted to average between 197 to 207 MBOPD and total production is expected to average between 355 to 370 MBOEPD. Production costs are expected to average $6.25 per BOE to $7.75 per BOE. DD&A expense is expected to average $11.75 per BOE to $13.75 per BOE. Total exploration and abandonment expense is forecasted to be $5 million to $15 million. G&A expense is expected to be $56 million to $66 million. Interest expense is expected to be $35 million to $40 million. Other expense is forecasted to be $20 million to $30 million, excluding stacked drilling rig fees, idle frac fleet fees and other fees associated with reduced activity levels. Accretion of discount on asset retirement obligations is expected to be $2 million to $5 million. The cash flow impact related to purchases and sales of oil and gas, including firm transportation, is expected to be a loss of $40 million to $80 million, based on forward oil price estimates for the quarter. The Company’s effective income tax rate is expected to be less than 21%. Cash income taxes are expected to be nominal.

Environmental, Social & Governance

Pioneer views sustainability as a multidisciplinary focus that balances economic growth, environmental stewardship and social responsibility. The Company emphasizes developing natural resources in a manner that protects surrounding communities and preserves the environment.

Pioneer is focused on reducing emissions and emission intensities. Between 2016 and 2018, the Company’s greenhouse gas (GHG) emissions have been reduced by 24%, total GHG emission intensity has decreased by 38% and methane intensity has declined by 41%. Additionally, between January 2018 and July 2019, the Company was able to limit Permian flaring to less than 2% of its produced gas, one of the lowest flaring percentages in the Permian Basin. The Company’s proactive measures, including monitoring 100% of its Permian facilities aerially for leak detection and repair and only producing a well once it is fully connected to a gas line, help to make Pioneer a leader in environmental stewardship.

Socially, Pioneer maintains a proactive safety culture, supports a diverse workforce and inspires teamwork to drive innovation. The Board of Directors has a Health, Safety and Environment Committee and a Nominating and Corporate Governance Committee to provide director-level oversight of these activities. These committees help to promote a culture of continuous improvement in safety and environmental practices.

For more details, see Pioneer’s 2019 Sustainability Report at pxd.com/sustainability. Pioneer expects to publish its comprehensive 2020 Sustainability Report during the fourth quarter.

Earnings Conference Call

On Thursday, November 5, 2020, at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results for the quarter ended September 30, 2020, with an accompanying presentation. Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet: www.pxd.com

Select “Investors,” then “Earnings & Webcasts” to listen to the discussion, view the presentation and see other related material.

Telephone: Dial (800) 353-6461 and enter confirmation code 6756515 five minutes before the call.

A replay of the webcast will be archived on Pioneer’s website. This replay will be available through December 1, 2020. Click here to register for the call-in audio replay and you will receive the dial-in information.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit www.pxd.com.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction. The proposed transaction will be submitted to Pioneer’s stockholders and Parsley’s stockholders for their consideration. Pioneer and Parsley intend to file a joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) with the SEC in connection with the solicitation of proxies by Pioneer and Parsley in connection with the proposed transaction. Pioneer intends to file a registration statement on Form S-4 (the “Form S-4”) with the SEC, in which the Joint Proxy Statement/Prospectus will be included. Pioneer and Parsley also intend to file other relevant documents with the SEC regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to Pioneer’s stockholders and Parsley’s stockholders when available. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND STOCKHOLDERS OF PIONEER AND INVESTORS AND STOCKHOLDERS OF PARSLEY ARE URGED TO READ THE DEFINITIVE

JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

The Joint Proxy Statement/Prospectus, any amendments or supplements thereto and other relevant materials, and any other documents filed by Pioneer or Parsley with the SEC, may be obtained once such documents are filed with the SEC free of charge at the SEC’s website at www.sec.gov or free of charge from Pioneer at www.pxd.com or by directing a request to Pioneer’s Investor Relations Department at ir@pxd.com or free of charge from Parsley at www.parsleyenergy.com or by directing a request to Parsley’s Investor Relations Department at ir@parsleyenergy.com.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Participants in the Solicitation

Pioneer, Parsley and certain of their respective executive officers, directors, other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed transaction. Information regarding Pioneer’s directors and executive officers is available in its Proxy Statement on Schedule 14A for its 2020 Annual Meeting of Stockholders, filed with the SEC on April 9, 2020 and in its Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 24, 2020. Information regarding Parsley’s directors and executive officers is available in its Proxy Statement on Schedule 14A for its 2020 Annual Meeting of Stockholders, filed with the SEC on April 6, 2020 and in its Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 21, 2020. These documents may be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Form S-4, the Joint Proxy Statement/Prospectus and other relevant materials relating to the proposed transaction to be filed with the SEC when they become available. Stockholders and other investors should read the Joint Proxy Statement/Prospectus carefully when it becomes available before making any voting or investment decisions.

Cautionary Statement Regarding Forward-Looking Information

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand; the impact of a widespread outbreak of an illness, such as the COVID-19 pandemic, on global and U.S. economic activity; competition; the ability to obtain environmental and other permits and the timing thereof; other government regulation or action; the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms; litigation; the costs and results of drilling and operations; availability of equipment, services, resources and personnel required to perform the Company’s drilling and operating activities; access to and availability of transportation, processing, fractionation, refining, storage and export facilities; Pioneer’s ability to replace reserves; implement its business plans or complete its development activities as scheduled; access to and cost of capital; the financial strength of counterparties to Pioneer’s credit facility, investment instruments and derivative contracts and purchasers of Pioneer’s oil, natural gas liquids and gas production; uncertainties about estimates of reserves and resource potential; identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying forecasts, including forecasts of production, cash flow, well costs, capital expenditures, rates of return, expenses, cash flow from purchases and sales of oil and gas, net of firm transportation commitments; sources of funding; tax rates; quality of technical data; environmental and weather risks, including the possible impacts of climate change; cybersecurity risks; ability to implement stock repurchases; the risks associated with the ownership and operation of the Company’s oilfield services businesses and acts of war or terrorism. These and other risks are described in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2019,

Quarterly Reports on Form 10-Q filed thereafter and other filings with the United States Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse effect on it.

Additionally, the information in this Report contains forward-looking statements related to the recently announced merger transaction between the Company and Parsley. Such forward-looking statements are subject to risks and uncertainties that are difficult to predict and, in many cases, beyond the Company’s control. These risks and uncertainties include, among other things, the risk that the businesses of Pioneer and Parsley will not be integrated successfully; the cost savings, synergies and growth from the proposed transaction may not be fully realized or may take longer to realize than expected; management time may be diverted on transaction-related issues; the potential adverse effect of future regulatory or legislative actions on Pioneer and Parsley or the industries in which they operate, including the risk of new restrictions with respect to development activities on Pioneer’s or Parsley’s assets; the credit ratings of the combined company or its subsidiaries may be different from what Pioneer expects; Pioneer or Parsley may be unable to obtain governmental and regulatory approvals required for the proposed transaction, or that required governmental and regulatory approvals may delay the proposed transaction or result in the imposition of conditions that could reduce the anticipated benefits from the proposed transaction or cause the parties to abandon the proposed transaction; a condition to closing of the proposed transaction may not be satisfied; the length of time necessary to consummate the proposed transaction may be longer than anticipated for various reasons; potential liability resulting from pending or future litigation related to the proposed transaction; the potential impact of the announcement or consummation of the proposed transaction on relationships with customers, suppliers, and competitors; and transaction costs may be higher than anticipated.

Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Pioneer undertakes no duty to publicly update these statements except as required by law.

Footnote 1: Free cash flow is a non-GAAP measure. See reconciliation to comparable GAAP number in supplemental schedules.

Footnote 2: Excludes acquisitions, asset retirement obligations, capitalized interest, geological and geophysical G&A, information technology and corporate facilities.

Footnote 3: Unusual items include the following: (i) $74 million of employee-related charges associated with the Company’s 2020 corporate restructuring and (ii) COVID-19 operational plan changes that led to (a) $14 million in charges related to idle frac fleet fees, stacked drilling rig charges and drilling rig early termination charges and (b) $1 million in sand take-or-pay deficiencies and other payments. See reconciliation in supplemental schedules.

Footnote 4: The declaration and payment of future dividends is at the discretion of the Company’s Board of Directors and will depend on, among other things, the Company’s earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that the Board of Directors deems relevant.

Pioneer Natural Resources Company Contacts:

Investors

Neal Shah - 972-969-3900

Tom Fitter - 972-969-1821

Michael McNamara - 972-969-3592

Greg Wright - 972-969-1770

Media and Public Affairs

Tadd Owens - 972-969-5760

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,325	$631
Restricted cash	66	74
Accounts receivable, net	662	1,035
Income taxes receivable	22	7
Inventories	191	205
Derivatives	49	32
Investment in affiliate	67	187
Other	38	20

Total current assets	2,420	2,191

Oil and gas properties, successful efforts method of accounting	24,070	23,028
Accumulated depletion, depreciation and amortization	(9,719)	(8,583)

Total oil and gas properties, net	14,351	14,445

Other property and equipment, net	1,603	1,632
Operating lease right of use assets	198	280
Goodwill	261	261
Other assets	144	258

	$18,977	$19,067

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,008	$1,411
Interest payable	17	53
Income taxes payable	2	3
Current portion of long-term debt	140	450
Derivatives	51	12
Operating leases	99	136
Other	371	431

Total current liabilities	1,688	2,496

Long-term debt	3,148	1,839
Derivatives	14	8
Deferred income taxes	1,406	1,389
Operating leases	113	170
Other liabilities	954	1,046
Equity	11,654	12,119

	$18,977	$19,067

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues and other income:
Oil and gas	$922	$1,235	$2,617	$3,567
Sales of purchased oil and gas	935	1,171	2,391	3,463
Interest and other income (loss), net	13	(222)	(145)	(42)
Derivative gain (loss), net	(57)	121	60	150
Gain (loss) on disposition of assets, net	2	20	7	(477)

	1,815	2,325	4,930	6,661

Costs and expenses:
Oil and gas production	163	227	506	667
Production and ad valorem taxes	63	86	182	223
Depletion, depreciation and amortization	393	438	1,243	1,271
Purchased oil and gas	998	1,125	2,598	3,184
Exploration and abandonments	16	11	35	46
General and administrative	64	72	180	246
Accretion of discount on asset retirement obligations	2	2	7	7
Interest	34	29	94	88
Other	98	32	273	390

	1,831	2,022	5,118	6,122

Income (loss) before income taxes	(16)	303	(188)	539
Income tax benefit (provision)	(4)	(72)	18	(127)

Net income (loss) attributable to common stockholders	$(20)	$231	$(170)	$412

Basic and diluted net income (loss) per share attributable to common stockholders	$(0.12)	$1.38	$(1.03)	$2.44
Basic and diluted weighted average shares outstanding	165	167	165	168

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cash flows from operating activities:
Net income (loss)	$(20)	$231	$(170)	$412
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	393	438	1,243	1,271
Impairment of inventory and other property and equipment	1	3	2	34
Exploration expenses, including dry holes	5	2	8	6
Deferred income taxes	3	72	(8)	127
(Gain) loss on disposition of assets, net	(2)	(20)	(7)	477
Loss on early extinguishment of debt	—	—	27	—
Accretion of discount on asset retirement obligations	2	2	7	7
Interest expense	16	1	34	4
Derivative-related activity	(24)	(97)	28	(116)
Amortization of stock-based compensation	21	19	54	81
Investment in affiliate valuation adjustment	18	193	119	22
South Texas contingent consideration valuation adjustment	(22)	48	42	61
South Texas deficiency fee obligation	—	—	69	—
Other	31	20	94	96
Change in operating assets and liabilities:
Accounts receivable	(97)	(64)	371	(47)
Inventories	(21)	3	13	(55)
Other assets	(4)	1	22	(15)
Accounts payable	148	70	(164)	1
Interest payable	(10)	(29)	(37)	(29)
Other liabilities	(47)	2	(201)	(50)

Net cash provided by operating activities	391	895	1,546	2,287
Net cash used in investing activities	(236)	(895)	(1,342)	(1,914)
Net cash provided by (used in) financing activities	987	(205)	482	(685)

Net increase (decrease) in cash, cash equivalents and restricted cash	1,142	(205)	686	(312)
Cash, cash equivalents and restricted cash, beginning of period	249	718	705	825

Cash, cash equivalents and restricted cash, end of period	$1,391	$513	$1,391	$513

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUMMARY PRODUCTION, PRICE AND MARGIN DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Average Daily Sales Volume:
Oil (Bbls)	200,670	215,204	212,718	209,666
Natural gas liquids (“NGLs”) (Bbls)	82,614	74,814	85,707	69,682
Gas (Mcf)	430,106	364,240	418,547	360,939
Total (BOE)	354,968	350,725	368,183	339,504

Average Price:
Oil per Bbl	$39.22	$53.93	$36.05	$52.97
NGLs per Bbl	$16.93	$16.81	$14.64	$19.61
Gas per Mcf	$1.74	$1.54	$1.50	$1.64
Total per BOE	$28.22	$38.28	$25.94	$38.48

Three Months Ended September 30, 2020
(in $ per BOE)
Margin Data:
Average price	$28.22
Production costs	(4.99)
Production and ad valorem taxes	(1.90)

$21.33

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTARY EARNINGS PER SHARE INFORMATION

(in millions)

The Company uses the two-class method of calculating basic and diluted earnings per share. Under the two-class method of calculating earnings per share, generally acceptable accounting principles (“GAAP”) provide that share-based awards with guaranteed dividend or distribution participation rights qualify as “participating securities” during their vesting periods. During periods in which the Company realizes net income attributable to common shareholders, the Company’s basic net income per share attributable to common shareholders is computed as (i) net income attributable to common stockholders, (ii) less participating share-based basic earnings (iii) divided by weighted average basic shares outstanding. The Company’s diluted net income per share attributable to common stockholders is computed as (i) basic net income attributable to common stockholders, (ii) plus the reallocation of participating earnings, if any, (iii) divided by weighted average diluted shares outstanding. During periods in which the Company realizes a net loss attributable to common stockholders, securities or other contracts to issue common stock would be dilutive to loss per share; therefore, conversion into common stock is assumed not to occur.

The Company’s net income (loss) attributable to common stockholders is reconciled to basic and diluted net income (loss) attributable to common stockholders as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss) attributable to common stockholders	$(20)	$231	$(170)	$412
Participating share-based basic earnings	—	(1)	—	(2)

Basic and diluted net income (loss) attributable to common stockholders	$(20)	$230	$(170)	$410

Basic and diluted weighted average shares outstanding	165	167	165	168

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES

(in millions)

EBITDAX, discretionary cash flow (“DCF”) (as defined below) and net debt to trailing twelve months EBITDAX are presented herein, and reconciled to the GAAP measures of net income (loss) and net cash provided by operating activities, because of their wide acceptance by the investment community as financial indicators of a company’s ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX, DCF and net debt to trailing twelve months EBITDAX as useful tools for comparisons of the Company’s financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income (loss) or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss)	$(20)	$231	$(170)	$412
Depletion, depreciation and amortization	393	438	1,243	1,271
Exploration and abandonments	16	11	35	46
Impairment of inventory and other property and equipment	1	3	2	34
Accretion of discount on asset retirement obligations	2	2	7	7
Interest expense	34	29	94	88
Income tax (benefit) provision	4	72	(18)	127
(Gain) loss on disposition of assets	(2)	(20)	(7)	477
Loss on early extinguishment of debt	—	—	27	—
Derivative-related activity	(24)	(97)	28	(116)
Amortization of stock-based compensation	18	18	51	55
Investment in affiliate valuation adjustment	18	193	119	22
South Texas contingent consideration valuation adjustment	(22)	48	42	61
South Texas deficiency fee obligation	—	—	69	—
Restructuring charges (including stock-based compensation)	74	1	74	167
Other	31	20	94	96

EBITDAX before restructuring charges	523	949	1,690	2,747
Restructuring charges (excluding stock based compensation)	(71)	—	(71)	(141)

EBITDAX (a)	452	949	1,619	2,606
Cash interest expense	(18)	(28)	(60)	(84)
Current income tax benefit (provision)	(1)	—	10	—

Discretionary cash flow (b)	433	921	1,569	2,522
Cash exploration expense	(11)	(9)	(27)	(40)
Changes in operating assets and liabilities	(31)	(17)	4	(195)

Net cash provided by operating activities	$391	$895	$1,546	$2,287

(a)

“EBITDAX” represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; impairment of inventory and other property and equipment; accretion of discount on asset retirement obligations; interest expense; income taxes; net (gain) loss on the disposition of assets; loss on early extinguishment of debt; noncash derivative related activity; amortization of stock-based compensation; noncash valuation adjustments on investments, contingent consideration and deficiency fee obligations; noncash restructuring charges; and other noncash items.

(b)	Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES

(in millions, except ratios)

Trailing Twelve Months Ended September 30, 2020
Net income	$174
Depletion, depreciation and amortization	1,683
Exploration and abandonments	47
Impairment of inventory and other property and equipment	6
Accretion of discount on asset retirement obligations	10
Interest expense	127
Income tax provision	86
Gain on disposition of assets	(7)
Loss on early extinguishment of debt	27
Derivative-related activity	157
Amortization of stock-based compensation	70
Investment in affiliate valuation adjustment	82
South Texas contingent consideration valuation adjustment	26
South Texas deficiency fee obligation	69
Restructuring charges (including stock-based compensation)	74
Other	103

EBITDAX before restructuring charges	2,734
Restructuring charges (excluding stock-based compensation)	(71)

EBITDAX (a)	2,663
Cash interest expense	(88)
Current income tax benefit	15

Discretionary cash flow (b)	2,590
Cash exploration expense	(37)
Changes in operating assets and liabilities	(179)

Net cash provided by operating activities	$2,374

(a)

“EBITDAX” represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; impairment of inventory and other property and equipment; accretion of discount on asset retirement obligations; interest expense; income taxes; net gain on the disposition of assets; loss on early extinguishment of debt; noncash derivative related activity; amortization of stock-based compensation; noncash valuation adjustments on investments, contingent consideration and deficiency fee obligations; noncash restructuring charges and other noncash items.

(b)	Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and cash exploration expense.

The Company’s net debt to trailing twelve months EBITDAX is calculated as follows:

September 30, 2020
Current and long-term portion of long-term debt	$3,288
Less: Cash and cash equivalents	(1,325)

Net debt	$1,963

Net debt to trailing twelve months EBITDAX	0.7

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)

(in millions, except per share data)

Adjusted income attributable to common stockholders excluding noncash mark-to-market (“MTM”) adjustments and unusual items are presented in this earnings release and reconciled to the Company’s net loss attributable to common stockholders (determined in accordance with GAAP), as the Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s business that, when viewed together with its GAAP financial results, provide a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that these non-GAAP financial measures may enhance investors’ ability to assess the Company’s historical and future financial performance. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP financial measure and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. Noncash MTM adjustments and unusual items may recur in future periods; however, the amount and frequency can vary significantly from period to period.

The Company’s net loss attributable to common stockholders as determined in accordance with GAAP is reconciled to income adjusted for noncash MTM adjustments including (i) the Company’s derivative positions, (ii) contingent consideration attributable to the 2019 South Texas divestiture and (iii) the Company’s equity investment in ProPetro Holding Corp. (“ProPetro”), and unusual items is as follows:

		Three Months Ended September 30, 2020
	Ref	After-tax Amounts	Per Diluted Share
Net loss attributable to common stockholders		$(20)	$(0.12)
Noncash MTM adjustments:
Derivative gain, net ($24 pretax)		(19)	(0.11)
South Texas contingent consideration gain ($22 pretax)	(a)	(17)	(0.10)
ProPetro stock loss ($18 pretax)		14	0.09

Adjusted loss excluding noncash MTM adjustments		(42)	(0.24)
Unusual items:
2020 corporate restructuring ($74 pretax)	(b)	58	0.35
COVID-19 related charges ($15 pretax)	(c)	11	0.07
Gain on disposition of assets ($2 pretax)		(1)	(0.01)

Adjusted income excluding noncash MTM adjustments and unusual items		$26	$0.17

(a)

The Company was entitled to receive contingent consideration associated with the 2019 sale of its Eagle Ford and other remaining assets in South Texas. In July 2020, the Company received $49 million to fully satisfy the contingent consideration.

(b)

Represents employee-related charges associated with the Company’s 2020 corporate restructuring, including $3 million of noncash stock based compensation expense related to accelerated vesting of certain equity awards.

(c)

As a result of changes to the Company’s drilling plans caused by the COVID-19 pandemic during 2020, the Company recognized (i) $14 million of idle frac fleet fees, stacked drilling rig charges and drilling rig early termination charges and (ii) $1 million in charges related to sand take-or-pay deficiencies and other payments.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)

(in millions)

Free cash flow (“FCF”) is a non-GAAP financial measure. As used by the Company, FCF is defined as net cash provided by operating activities, adjusted for changes in operating assets and liabilities, less capital expenditures. The Company believes this non-GAAP measure is a financial indicator of the Company’s ability to internally fund acquisitions, debt maturities, dividends and share repurchases after capital expenditures.

	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2020
Net cash provided by operating activities	$391	$1,546
Changes in operating assets and liabilities	31	(4)
Less: Capital expenditures (a)	(291)	(1,146)

Free cash flow	$131	$396

(a)	Capital expenditures are calculated as follows:

	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2020
Costs incurred	$288	$1,105
Less: Excluded items (a)	(11)	(25)
Plus: Other property, plant and equipment capital (b)	14	66

Capital expenditures	$291	$1,146

(a)	Comprised of acquisition costs, asset retirement obligations and geological and geophysical general and administrative costs.
(b)	Includes other property plant and equipment additions related to water infrastructure, well services and vehicles.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL INFORMATION

Open Commodity Derivative Positions as of November 3, 2020

(Volumes are average daily amounts)

	2020
	Fourth Quarter	Year Ending December 31, 2021
Average daily oil production associated with derivatives (Bbl):
Brent collar contracts with short puts: (a)
Volume	115,500	—
Price:
Ceiling	$69.78	$—
Floor	$62.06	$—
Short put	$53.56	$—
Brent swap contracts:
Volume	155,200	—
Price	$36.47	$—
Brent call contracts sold:
Volume (b)	—	20,000
Price	$—	$69.74
Brent collar contracts with short puts:
Volume	30,000	90,000
Price:
Ceiling	$43.09	$50.74
Floor	$34.83	$45.11
Short put	$24.83	$35.07
Average daily gas production associated with Derivatives (MMBtu):
NYMEX swap contracts:
Volume	16,739	152,466
Price	$2.43	$2.66
NYMEX collar contracts:
Volume	—	150,000
Price:
Ceiling	$—	$3.15
Floor	$—	$2.50
Basis swap contracts:
Permian Basin index swap volume (c)	16,739	2,466
Price differential	$(1.59)	$(1.46)

(a)

Represents collar contracts with short puts that were entered into prior to the March 2020 oil price decline. During and subsequent to March 2020, the Company entered into incremental swap contracts and collar contracts with short puts to provide additional downside protection for its remaining 2020 volumes.

(b)	The referenced call contracts were sold in exchange for higher ceiling prices on certain 2020 collar contracts.
(c)	The referenced basis swap contracts fix the basis differentials between the index price at which the Company sells its Permian Basin gas and the NYMEX index price used in swap contracts.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL INFORMATION (continued)

Derivative Gain (Loss), Net

(in millions)

	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2020
Noncash changes in fair value:
Oil derivative gain (loss), net	$47	$(5)
Gas derivative loss, net	(23)	(23)

Total noncash derivative gain (loss), net	24	(28)

Net cash receipts (payments) on settled derivative instruments:
Oil derivative receipts (payments) (a)	(79)	112
Gas derivative payments	(2)	(2)
Interest rate derivative payments	—	(22)

Total cash receipts (payments) on settled derivative instruments, net	(81)	88

Total derivative gain (loss), net	$(57)	$60

(a)

Includes the effect of liquidating certain of the Company’s 2021 Brent collar contracts with short puts for cash payments of $43 million for the three months ended September 30, 2020 and certain of the Company’s 2020 and 2021 Brent collar contracts with short puts for cash payments of $11 million for the nine months ended September 30, 2020.